Exhibit 2.1

[certain information identified by [***] has been excluded from this agreement because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed]

MASTER ASSET PURCHASE AGREEMENT

THIS MASTER ASSET PURCHASE AGREEMENT, dated as of November 13, 2023 (“Effective Date”), is between Westlake Services, LLC dba Westlake Financial, a California limited liability company (“Westlake”) and Nicholas Financial, Inc., a Florida corporation (“Assignor”). Each of the parties named above may be referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, Assignor is a wholly-owned, indirect subsidiary of Nicholas Financial, Inc., a Canadian holding company incorporated under the laws of British Columbia in 1986 (“Parent”);

WHEREAS, the business activities of Parent are currently conducted exclusively through Assignor;

WHEREAS; in the regular course of business, Assignor, its affiliates and business partners, originate, finance, or purchase motor vehicle retail installment sale contracts secured by new and/or used vehicles, and unsecured consumer loan contracts, that Assignor, its affiliates or business partners sell to and arrange financing for Customers;

WHEREAS, Westlake is engaged in the business of consumer automotive financing by purchasing retail installment sales contracts from automobile dealers and finance companies, and financing and purchasing unsecured consumer loan contracts;

WHEREAS, Westlake Portfolio Management, LLC is a California limited liability company (“WPM”);

WHEREAS, Assignor and WPM entered into a Servicing Agreement dated as of November 3, 2022 (“Servicing Agreement”), for WPM to perform servicing duties with respect to the Contracts secured by Units, and WPM has been performing all such duties for Assignor since November 3, 2022, pursuant to the terms and conditions of the Servicing Agreement;

WHEREAS, WPM and Westlake understand the terms and conditions of the Contracts; and

WHEREAS, Westlake desires to purchase the Contracts and the corresponding Receivables payable under such Contracts from Assignor, and Assignor desires to sell at a discount such Contracts and Receivables related thereto to Westlake on the terms set forth herein.

NOW, THEREFORE, in consideration of the promises and mutual agreements hereinafter contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.
DEFINITIONS.
(a)
General. The specific terms defined in this section include the plural as well as the singular. Words herein importing a gender include the other gender. References herein to “writing” include printing, typing, lithography, and other means of reproducing words in visible form. References to agreements and other contractual instruments include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms and not prohibited by this Agreement. References herein to “Assignor” and “Westlake” shall include their successors and assigns permitted hereunder.
(b)
Specific Terms. The following words and phrases, unless the context otherwise requires, shall have the following meanings:
(i)
“Agreement” means this Master Asset Purchase Agreement and all amendments hereof and supplements hereto made in accordance with the terms hereof.
(ii)
[Intentionally left blank]
(iii)
“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the law of the State of Delaware, or is a day on which banking institutions located in Delaware are authorized or required by law or other governmental action to be closed.
(iv)
“Contract” means each motor vehicle retail installment sale contract and unsecured consumer loan contract sold by Assignor to Westlake pursuant to this Agreement and identified on the Schedule of Receivables.
(v)
“Contract File” means, with respect to any Contract, the documents, whether in physical or electronic format, with respect to a Contract delivered or to be delivered by Assignor or its agents to Westlake or WPM.
(vi)
“Conveyed Interests” shall mean all right, title and interest of whatever kind and character of each Assignor in, to and under the following: (i) the Contracts evidencing the Receivables, (ii) the Receivables between such Assignor and its Customers that are listed in the SFPA, (iii) all monies due or to become due after the Cutoff Date with respect to any of the foregoing, (iv) the Units, including the certificates of title (or other ownership documents) with respect thereto, and all other interests and other property securing the Contracts, (v) the proceeds from physical damage, credit life, credit disability, comprehensive, collision and other insurance policies, if any, covering the Units or Customers and rebates of premiums and other amounts relating to any insurance policies and other items financed under the Contracts, to the extent applied (or to be applied) to reduce the principal balance of the related Contract after the Cutoff Date, (vi) all books and records related to any of the foregoing including Customer’s payment history, personal information and original application, (vii) all proceeds hereof, and (viii) all liabilities or obligations (including, without limitation, taxes) in connection with the items set forth in sub-clauses (i) – (vii).
(vii)
“Customer” on a Receivable means the purchaser or co-purchasers of the related Unit and any other person who owes payments under such Receivable, including any guarantor.
(viii)
“Cutoff Date” means September 30, 2023.
(ix)
“Purchase Price Percentage” means, with respect to any Contract and the related Receivable, the percentage therefor identified in the SFPA and detailed within Schedule D, attached hereto.

(x)
“Purchase Price” means the price detailed within Schedule D that Westlake will pay to Assignor in exchange for the Conveyed Interests on the Closing Date. The amount of the Purchase Price, which is listed on the SFPA and detailed within Schedule D, shall be an amount equal to the applicable Purchase Price Percentage of the principal balance of each of the Receivables due as of the Cutoff Date (other than those Receivables identified as subject to (i) Assignor’s Legal Proceeding as of the Cutoff Date, (ii) bankruptcy as of the Cutoff Date, (iii) charge off as of the Cutoff Date, (iv) a delinquency status of not less than 120 days as of the Cutoff Date; or (v) being an unsecured motor vehicle retail installment sale contract as of the Cutoff Date), with the amount of the Purchase Price reflecting the adjustments made after the Cutoff Date as detailed within Schedule D.
(xi)
“Receivable” means all rights to receive indebtedness owed to Assignor by a Customer under each and every Contract and the corresponding security interest in each and every Unit financed thereunder that is included in the Schedule of Receivables.
(xii)
[Intentionally Left Blank]
(xiii)
“Schedule of Receivables” means the schedule of all Receivables sold pursuant to this Agreement which is attached to the SFPA as Schedule A.
(xiv)
“SFPA” or “Short Form Purchase Agreement” means the short form agreement attached hereto as Exhibit A that evidences purchased receivables made by Westlake and shall accompany the purchase under this Agreement. The purchase of Conveyed Interests shall be governed by the terms of this Agreement as if set forth in full in the SFPA.
(xv)
“Unit” means a vehicle, securing an Assignor’s indebtedness under the related Receivable.
2.
Sale, Purchase and Assignment of ConVEYED INTERESTS.
(a)
Sale and Assignment. As of the Effective Date, subject to the terms and conditions of this Agreement, Assignor hereby agrees to sell, transfer, assign, set over, and otherwise convey to Westlake at Closing, and Westlake hereby agrees to purchase from such Assignor at Closing, all of the right, title, and interest of such Assignor, whether now owned or hereafter acquired, in, to, and under the Conveyed Interests, for the Purchase Price.
(b)
Payment of Purchase Price. The closing of the purchase and sale of the Conveyed Interests (the “Closing”) shall take place on a date mutually agreed by the Parties after the shareholders of Parent approve of the sale of the Conveyed Interests to Westlake (“Shareholder Approval”), which the Parties shall make best efforts to be no more than ten (10) Business Days after the date of Shareholder Approval.”). In addition, Closing shall occur only if Assignor has entered into a settlement agreement regarding the Litigation reasonably satisfactory to Westlake. The date upon which the Closing occurs is referred to in this Agreement as the “Closing Date”. On the Closing Date, Westlake shall pay the Purchase Price in immediately available funds to Assignor by wire transfer to an account designated by Assignor.

(c)
Shareholder Approval. Westlake accepts, acknowledges and agrees that Closing may not and shall not occur without Shareholder Approval, and there is no guarantee that Parent will obtain Shareholder Approval.
(d)
Actions as of the Effective Date. On and after the Effective Date, the services of WPM required under the Servicing Agreement shall continue pursuant to the terms and conditions of the Servicing Agreement (for purposes of clarification only, ownership of the Conveyed Interests shall not transfer until Closing, and ownership of the Conveyed Interests will not transfer if Closing does not occur). Except for as detailed within this Agreement, the duties and obligations of each party under the Servicing Agreement shall remain in full force and effect unless and until Closing takes place.

On and after the Closing Date, Assignor shall not repossess any Unit or contact any Customer, other than as provided for in this Agreement, as requested by Westlake, or in response to a Customer making payment to Assignor and solely to inform the Customer to direct all future payments to Westlake.

(e)
Adjustment to Purchase Price for Collections Deposited into Assignor Collection Account from Cutoff Date to Closing Date. Pursuant to the terms and conditions of the Servicing Agreement, WPM shall continue to remit Collections (as defined therein) according to its terms (“Post Cutoff Date Collections”). At Closing, the Post Cutoff Date Collections shall be deducted from the Purchase Price as provided for within Schedule D.
3.
Assignor’s Representations, Warranties and Covenants.
(a)
The Assignor hereby makes the following representations and warranties to Westlake as of the Effective Date and as of the Closing Date:
(i)
Organization and Good Standing. Assignor is a business entity, duly organized, validly existing and in good standing under the laws of the state of its formation.
(ii)
Power and Authority; Binding Obligation. Except to the extent disclosed by Assignor to Westlake prior to the date hereof and subject to the terms and conditions detailed herein relating to Shareholder Approval, Assignor has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery, and performance of this Agreement has been duly authorized by Assignor by all necessary action. This Agreement constitutes the legal, valid, and binding obligation of Assignor, enforceable against Assignor in accordance with its terms, subject, as to enforceability, to Shareholder Approval, applicable bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership, liquidation, and other similar laws and to general equitable principles. As of the date hereof, Assignor has the power and authority to own the Conveyed Interests, and holds all necessary material licenses and permits, power, authority, and legal right to sell the Conveyed Interests, subject to Shareholder Approval.
(iii)
No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws, or articles of organization or operating agreement, as applicable, of the Assignor, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which an Assignor is a party or by which it may be bound.
(iv)
No Proceedings. Except to the extent disclosed by Assignor to Westlake in writing prior to the date hereof, there are no undisclosed proceedings, audits or investigations pending, or threatened, against Assignor before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Assignor or its properties: (1) asserting the invalidity of this Agreement; (2) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (3) seeking any determination or ruling that, in the reasonable judgment of Assignor would materially and adversely affect the performance by Assignor of its obligations under, or the validity or enforceability of, this Agreement or have a material adverse effect on the Conveyed Interests (“Assignor’s Legal Proceedings”). Assignor has informed Westlake of pending litigation styled: Nicholas Financial, Inc. v. Jeremiah Gross, No. 21CY-CV02148-01, 7th Judicial Circuit Court, Clay County, Missouri (the “Litigation”) which Assignor represents (i) that Assignor’s insurer has accepted the defense of the foregoing Litigation under a reservation of rights; and (ii) that Assignor shall indemnify, defend and hold Westlake harmless in connection with the Litigation.
(v)
Compliance with Laws. Except to the extent disclosed by Assignor to Westlake in writing prior to the date hereof, Assignor and its agents have complied with all applicable federal, state and local laws and regulations in all material respects, except for where the failure to be in compliance with applicable federal, state and local laws and regulations would not, individually or in the aggregate, have a material adverse effect on the Conveyed Interests.
(b)
The Assignor hereby make the following representations and warranties as of the Effective Date and as of the Closing Date:
(i)
Each Contract:
A.
Has either been originated by Assignor or has been originated by an automobile dealer (“Dealer”) that had a contractual relationship with Assignor, in the ordinary course of business in connection with the sale of a new or used automobile (no motorcycles, RVs, trailers, off-road vehicles, etc.) for a consumer purpose, or as an unsecured consumer loan, was made in good faith to a third-party Customer who is not an employee of Assignor or the Dealer, or any family member of an employee of Assignor, has been fully and properly executed by the parties thereto and accurately reflects a genuine transaction between the Dealer or Assignor and the Customer in all particulars (e.g., no straw purchasers);
B.
Together with other applicable Conveyed Interests related thereto, constitutes a legal, valid and binding obligation of the Customer and is a legally enforceable obligation of the parties thereto, except as such may be limited by bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership, liquidation, and other similar laws affecting creditors’ rights generally, and by general equitable principles, and except as contained in the Contract File, the material terms of the Contracts have not been waived, amended or modified;

C.
Provides for level monthly payments that fully amortize the amount financed under the Contract by maturity (except that the period between the date of such Contract and the date of the first scheduled payment may be less than or greater than one month and the amount of the first and last scheduled payments may be less than or greater than the level payments) and yield interest at the related APR;
D.
Other than the case of an unsecured consumer loan as of the date of its origination, is secured by a new or used Unit that had been delivered to the Customer and was in possession of the Customer as of date of execution of the applicable Contract.
(ii)
Receivable Schedule. The information set forth in any and all data tapes, files, records or otherwise provided related to the Receivables, and the Receivable Schedule of Receivables is true and correct in all material respects, including, but not limited to, data related to the Contracts and any material modifications, amendments, or extensions thereof.
(iii)
No Defenses. No Contract or Receivable is subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and the operation of any of the terms of any Contract or Receivable, or the exercise of any right thereunder, will not render Contract or such Receivable unenforceable in whole or in part or subject to any right of rescission, setoff, counterclaim or defense, including the defense of usury, and no such right of rescission, setoff, counterclaim or any other defense is being asserted or threatened with respect to any Contract or Receivable, including claims of merchantability.
(iv)
No Liens. All material sales, use and other state taxes and fees related to the Conveyed Interests due to the appropriate state or local agency related to the Unit have been paid. There are no liens or claims that have been filed, including liens for work, labor or materials, unpaid state or federal taxes, or financing statements relating to any Unit that are prior to, or equal or coordinate with, the security interest in such Unit created by the related Contract or Receivable.
(v)
Title. Assignor intends that the transfer of the Conveyed Interests constitutes a sale of the Conveyed Interests from Assignor to Westlake and that the beneficial interest in, and title to, the Conveyed Interests not be part of the Assignor’s respective estate in the event of the filing of a bankruptcy petition by or against Assignor under any bankruptcy law. Assignor has not obtained any right in the Conveyed Interests by fraud or any other unlawful scheme, trick or device. Assignor had not sold, transferred, assigned or pledged any Conveyed Interests to any person other than Westlake. Immediately prior to the transfer of the Conveyed Interests, Assignor had good and marketable title to the Unit free and clear of any lien, claim or encumbrance of any person and, immediately upon such transfer, Westlake shall have good and marketable title to the Conveyed Interests free and clear of any lien, claim or encumbrance of any person, subject only to the rights of the Customer. The certificate of title or other lien or security interest notice for the Unit has not been issued as an impaired or branded title, including, but not limited to, salvage titles, prior government use, remanufactured, manufacturer lemon law buybacks, flood damage, or gray market title, and the Unit is in fact not salvage, prior government use, remanufactured, a manufacturer lemon law buyback, or flood damaged.
(vi)
One Original. There is only one (1) Contract in connection with the sale of the Unit to Customer or with respect to the unsecured consumer loan, as applicable, and an exact, completely filled-in, legible copy, which is certified or otherwise authoritative, as applicable, of the Contract was delivered to Customer prior to the time of its execution and where required by law, Assignor has provided Customer with a completely filled-in, unexecuted translation copy of the Contract in the language in which the negotiations were conducted, prior to the time of execution of the Contract. The Contract and each other instrument executed in connection with the Contract and all signatures thereon are genuine, each such instrument having been duly authorized and executed, all parties thereto are adults with full legal capacity to contract and such instrument is valid, binding and enforceable in accordance with its terms and against all parties thereto except as enforcement may be affected by bankruptcy and similar law affecting creditor’s rights generally.
(vii)
Commercial Use. The Unit, under the terms of its Contract, as applicable, is not to be used for commercial use, including but not limited to, use as a taxi, for hire and/or for rent or lease.
(viii)
Contract File. The Assignor shall deliver to Westlake or WPM by or before the Closing Date, a Contract File for each Contract, which includes:
A.
The Contract; and
B.
All related documents, including certificate of title, necessary for the enforcement of, collection on, and security interest in the Unit related to, the Contract, as applicable.

As of the date of this Agreement, certificates of title related to the Contracts identified in Schedule B have not been delivered to Westlake or WPM.

(ix)
Power of Attorney. Assignor has executed a Power of Attorney (attached to SFPA as Schedule C) in favor of Westlake, wherein Assignor grants Westlake the authority to release Assignor’s lien in favor of Westlake, authority to make corrections, and authority to make transfers in connection the transactions contemplated in this Agreement.
(c)
In the event Assignor violates any representation or warranty in this Section 3 with respect to a Contract File and such violation is discovered and not cured within one hundred twenty (120) days of the Closing Date, Assignor shall repurchase the related Receivable for the Purchase Price, minus any payments received by Westlake after the Closing Date related to such Receivable’s principal balance. To the extent Assignor fails to perform any repurchase obligation hereunder, Parent agrees to fulfill such obligations.
4.
westlake’s Representations and Warranties.
(a)
Westlake hereby makes the following representations and warranties to the Assignor as of the Effective Date and as of the Closing Date:
(i)
Organization and Good Standing. Westlake is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California.

(ii)
Power and Authority; Binding Obligation. Except to the extent disclosed by Westlake to Assignor prior to the date hereof, Westlake has the power and authority to execute and deliver this Agreement and to carry out its terms; and the execution, delivery, and performance of this Agreement has been duly authorized by Westlake by all necessary action. This Agreement constitutes the legal, valid, and binding obligation of Westlake, enforceable against Westlake in accordance with its terms, subject, as to enforceability, to applicable bankruptcy, insolvency, reorganization, moratorium, conservatorship, receivership, liquidation, and other similar laws and to general equitable principles.
(iii)
No Violation. The consummation of the transactions contemplated by this Agreement and the fulfillment of the terms hereof shall not conflict with, result in any breach of any of the terms and provisions of, nor constitute (with or without notice or lapse of time) a default under, the articles of incorporation or bylaws, or articles of organization or operating agreement, as applicable, of Westlake, or conflict with or breach any of the material terms or provisions of, or constitute (with or without notice or lapse of time) a default under, any indenture, agreement or other instrument to which Westlake is a party or by which it may be bound.
(iv)
No Proceedings. Except to the extent disclosed by Westlake to Assignor prior to the date hereof, there are no undisclosed proceedings, audits or investigations pending, or, threatened, against Westlake before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality having jurisdiction over Westlake or its properties: (1) asserting the invalidity of this Agreement; (2) seeking to prevent the consummation of any of the transactions contemplated by this Agreement; or (3) seeking any determination or ruling that, in the reasonable judgment of Westlake would materially and adversely affect the performance by Westlake of its obligations under, or the validity or enforceability of, this Agreement or have a material adverse effect on the Conveyed Interests.
(v)
Compliance with Laws. Except to the extent disclosed by Westlake to Assignor prior to the date hereof, Westlake and its agents have complied with all applicable federal, state and local laws and regulations in all material respects, except for where the failure to be in compliance with applicable federal, state and local laws and regulations would not, individually or in the aggregate, have a material adverse effect on the Conveyed Interests.
(vi)
Servicing of Contracts. Each Contract (excluding Contracts funded by Assignor after the Cutoff Date) has been serviced by WPM as of November 3, 2022, and WPM and its agents have complied with all applicable federal, state and local laws and regulations in all material respects, except for where the failure to be in compliance with applicable federal, state and local laws and regulations would not, individually or in the aggregate, have a material adverse effect on the Conveyed Interests.
(vii)
Sufficiency of Funds. Westlake has sufficient cash on hand or other sources of immediately available funds to enable it to timely make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.
5.
TERMINATION

Termination Events. This Agreement may, by written notice given prior to the Closing, be terminated:

(i) by mutual written consent of Westlake and Assignor;

(ii) by either Westlake or Assignor, if a material breach of any provision of this Agreement has been committed by the other Party and such breach has not been waived or cured within fifteen (15) days following notice of such breach being delivered by the non-breaching Party to the breaching Party; or

(iii) by Assignor if Assignor (a) fails to secure Shareholder Approval or (b) fails to agree to settlement terms regarding the Litigation.

6.
CHARGED OFF RECEIVABLES

A “Charged Off Receivable” shall be defined herein as a Receivable for which all or a portion of any payment due and owing thereon is more than one hundred and twenty (120) days past due on the last day of a collection period. Prior to the Effective Date, Assignor shall have the right to all collections related to Charged Off Receivables. After the Effective Date, (i) Assignor shall have the right to [***] percent ([***]%) of collections, less net liquidation proceeds, related to Charged Off Receivables and (ii) Westlake will, provided that the purchase under this Agreement closes, provide a quarterly report and payment to Assignor related to the foregoing. Westlake shall deliver such quarterly report and payment to Assignor within thirty (30) days after the end of each quarter.

7.
PAYMENT AND NOTICE FORWARDING PROCEDURES

Delivery of Collections and Payments. (a) From and after the Cutoff Date, Assignor shall forward to, or at the direction of, Westlake, all payments (properly endorsed where required) received in respect of the Receivable by or on behalf of Assignor as soon as practicable after receipt thereof by Assignor but in no event later than five (5) Business Days after receipt thereof, via overnight delivery or by wire transfer in accordance with the written instructions provided by Westlake to Assignor in writing. Any payments received by Assignor in respect of the Receivable shall be held by Assignor in trust for the benefit of Westlake until delivery to Westlake. From and after the Closing Date of the SFPA, Assignor shall forward to Westlake any notices or written communications that it receives with respect to the Receivables covered by the SFPA within five (5) Business Dys of receipt thereof, except notices or written communications from any governmental authority or any impound notices, which, in each case, shall be forwarded within two (2) Business Days of receipt thereof. Except as otherwise provided in this Agreement, Assignor will not take any other actions with respect to the Receivable from and after the Effective Date without the prior written consent of Westlake.

8.
DEFAULT

Upon a material breach of any provision contained in this Agreement, the non-breaching Party shall provide the breaching Party with written notice of such material breach. If the breaching Party does not remedy such material breach within ten (10) business days from receipt of the notice thereof, then such breaching Party shall be deemed in default under this Agreement. In the event of a Party’s default, and in addition to any other rights under applicable law or in equity, the non-breaching Party shall have all rights granted hereunder and the breaching Party shall pay the non-breaching Party the amount equal to any and all damages and reasonable costs incurred by the non-breaching Party as a result of the breaching Party’s default. In addition, the breaching Party shall be responsible to pay and reimburse the non-breaching Party for any and all reasonable and documented out of pocket costs, including reasonable attorneys’ fees, expended by the non-breaching Party to enforce the terms of this Agreement.

9.
Waiver

Any waiver of a default or provision under this Agreement must be in writing. No such waiver constitutes a waiver of any other default or provision concerning the same or any other provision of this Agreement. No delay or omission by Westlake or Assignor in the exercise of any of its rights or remedies under this Agreement constitutes a waiver of, or otherwise impairs such right or remedy. A consent by one Party to or approval of an act by another Party does not waive or render unnecessary the consent to or approval of any other or subsequent act.

10.
Offset

The Parties agree that Westlake may, without any notice or demand to Assignor, deduct from the amounts to be paid to Assignor by Westlake under this Agreement any amounts owed by Assignor to Westlake or any of its affiliates under this Agreement for any reason.

11.
Nonpublic Personal Information

Each Party represents and warrants to the other that each maintains, and will continue to maintain, appropriate information security programs and measures designed to ensure the security and confidentiality of “nonpublic personal information” (“NPI”) (as defined in the Gramm-Leach-Bliley Act (15 U.S.C. § 6801 et seq.) and any rules promulgated thereunder). Such information security programs and measures shall include appropriate procedures designed to (a) protect against anticipated threats or hazards to the security or integrity of NPI; (b) protect the security of NPI; and (c) to protect against unauthorized access to or use of NPI. The Parties further agree that, except as may be required or allowed by law, they will not knowingly disclose any NPI to any third party, and they will not use NPI other than to carry out the purposes for which it was disclosed, unless another use is expressly permitted by a written agreement executed by the other Party or required by law. Each Party shall promptly notify the other if it receives any written complaint or written notice concerning a violation of privacy rights or becomes aware of a breach of customer data security. The obligations of each Party under this section shall survive termination of this Agreement.

12.
Non-Disclosure of Confidential Information

Each Party acknowledges and agrees that the other Party has developed and acquired certain confidential, proprietary information and trade secrets regarding its business, including, but not limited to, the contents of this Agreement and any other agreements between Assignor and Westlake, its products, fee structures, customer and dealer data, marketing plans and strategies, business plans and strategies, pricing and purchasing policies and practices, computer software, programs, source code, algorithms, record layouts, routines, report formats, data, compilers, assemblers, design concepts, inventions, discoveries, copyrights, concepts and ideas, patents, patent applications, know-how, processes and methods, and other proprietary business information and intellectual property (collectively, “Confidential Information”), all of which are valuable assets. Each Party (“Receiving Party”) further acknowledges and agrees that it has been or will be granted access to Confidential Information, and that the economic value of Confidential Information would be destroyed by its unauthorized disclosure, thereby causing significant harm to the disclosing party (“Disclosing Party”), and that this section is necessary to protect the value of Confidential Information. Therefore, Receiving Party agrees to keep all Confidential Information confidential and will not directly or indirectly disclose or reveal to any third party or utilize for its own benefit, other than pursuant to this Agreement, any Confidential Information and any information derived therefrom. Receiving Party further agrees to notify Disclosing Party in the event that it discovers any unauthorized disclosure of Confidential Information and agrees to take all reasonable steps to preserve the confidentiality of Confidential Information. Receiving Party shall assume responsibility that its employees will similarly preserve Confidential Information and agrees to limit access to Confidential Information to only those employees that have a bona fide need to know Confidential Information. Receiving Party agrees that upon termination of this Agreement, Receiving Party will discontinue all use of Confidential Information and, at no cost to Disclosing Party, promptly return or destroy all Confidential Information disclosed during the term of this Agreement and any information derived therefrom. The confidentiality obligations of each Party under this section shall survive termination of this Agreement. Receiving Party also agrees that its obligations under this section shall also apply to any Confidential Information or trade secrets of any third party which Disclosing Party has agreed to keep confidential and not disclose, and which Receiving Party has actual or constructive notice of such agreement.

The Parties agree that Confidential Information shall not include any information that (i) is or becomes available to the public other than as a result of a disclosure by the Receiving Party in breach of this Agreement, (ii) is or becomes available to the Receiving Party or any of its employees from a source other than the Disclosing Party provided that such source is not known to the Receiving Party to be subject to a contractual or fiduciary obligation of confidentiality owed to the Disclosing Party with respect to such information, (iii) was within the possession of the Receiving Party or any of its employees prior to being furnished to the Receiving Party by or on behalf of the Disclosing Party pursuant hereto, (iv) is or was independently developed or conceived by or on behalf of the Receiving Party or any of its employees without the use of the Confidential Information and/or (v) is identified by the Disclosing Party as not or no longer being proprietary or confidential.

Notwithstanding the foregoing, the Receiving Party and its employees may, without notifying the Disclosing Party or otherwise complying with the provisions of this section , disclose Confidential Information to any bank, securities, tax or other regulatory, governmental or supervisory authority in the course of any routine examination by such authority or in response to any request from such authority, provided that such examination or request does not specifically target the Disclosing Party or the transactions contemplated by this Agreement.

Westlake acknowledges and agrees that Parent is subject to public disclosure and filing requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, Parent must disclose the proposed sale of the Conveyed Interests for purposes of complying with the disclosure rules and regulations of the Exchange Act and the Nasdaq stock exchange. Any such disclosures by Parent for purposes of complying with the disclosure rules and regulations of the Exchange Act and the Nasdaq stock exchange are specifically permitted and shall not constitute a breach of this Agreement; provided such disclosures are reasonably redacted to the satisfaction of Westlake where approval by Westlake shall not be unreasonably withheld, delayed, or conditioned.

The Parties recognize that money damages would not be an adequate remedy to Disclosing Party for breach of this section and agree that in the event of a breach of this section, Disclosing Party is entitled to seek additional judicial relief, including, but not limited to, restraining orders, injunctions and an accounting.

13.
Additional Documents and Notices

Assignor agrees to provide (or, if applicable, agrees to direct its collateral custodian to provide) Westlake with such necessary information and documents that Westlake may reasonably request from time to time so long as such requests are in connection with the transactions contemplated by this Agreement, including but not limited to, evidence of compliance by Assignor with all of Assignor’s obligations hereunder, and evidence relating to all warranties and representations of Assignor hereunder.

14.
indemnification
(a)
Assignor agrees to indemnify Westlake against any third-party claims, lawsuits, arbitrations, administrative claims, or other proceedings in which Westlake is named as a party or potential party and relating in any way to, and to the extent of, (i) Assignor’s failure to comply with the provisions of this Agreement, including with respect to data and other files and records provided to Westlake or which Assignor failed to provide to Westlake, or any applicable law, including all consumer protection laws, and (ii) any liabilities due to the acts or omissions of any of Assignor’s predecessor’s in interest in the Receivables. To the full extent permitted by law, Assignor further agrees to hold harmless Westlake, its directors, officers and employees for all losses and reasonable expenses, including reasonable attorneys’ fees, settlements and judgments, incurred by Westlake in connection with any such third-party claims described in this clause (a) (collectively, the “Indemnified Losses”). Assignor’s obligation to indemnify Westlake under this Paragraph with respect to Indemnified Losses will apply regardless of whether the third-party claim arises in contract, tort, negligence, strict liability or otherwise, except to the extent for third-party claims that allege the fault or negligence of Westlake.
(b)
In addition to the forgoing, Assignor shall indemnify Westlake and its respective assigns and their attorneys, accountants, employees, officers, and directors (each, a “Covered Westlake Person”) with respect to all third-party claims, actions, suits, proceedings, losses, costs, liabilities, claims, damages, and expenses of every kind and character, including reasonable attorneys’ fees (collectively “Damages”), as incurred, to the extent resulting from or relating to or arising out of:
(i)
a material breach of any representation, warranty, covenant or agreement made by the Assignor in this Agreement;
(ii)
any legal action relating to the Litigation;
(iii)
actions or omissions of the Assignor, or any of its employees or agents, occurring prior to the Closing Date with respect to any Receivable or Unit; or
(iv)
any failure of a Receivable to be originated in compliance with all requirements of law. These indemnity obligations shall be in addition to any obligation that the Assignor may otherwise have.

The indemnification obligations of Assignor detailed herein shall survive for a period of twelve (12) months from the Closing Date (excluding indemnification obligations relating to the Litigation which shall survive indefinitely and indemnification obligations for third party claims which relate to the fraud, gross negligence, or willful misconduct of Assignor, which shall survive for a period twenty-four (24) months from the Closing Date.

(c)
Westlake agrees to assume the defense and indemnify Assignor and its respective assigns and their attorneys, accountants, employees, officers, and directors (each, a “Covered Assignor Person”) against any third-party claims, lawsuits, arbitrations, administrative claims, or other proceedings in which a Covered Assignor Person is named as a party or potential party and relating to, and to the extent of: (i) Westlake’s failure to comply with the provisions of this Agreement or any applicable law, including all consumer protection laws; (ii) any material breach of any representation, warranty, covenant or agreement made by Westlake in this Agreement; and (iii) Westlake’s handling of any Customer, Contract, Unit or Conveyed Interest following the Closing Date. To the full extent permitted by law, Westlake further agrees to hold harmless, and assume the defense of a Covered Assignor Person and their respective directors, officers and employees for all losses and reasonable expenses, including reasonable attorneys’ fees, settlements and judgments, incurred by Assignor in connection with any such third-party claims. Westlake’s obligation to defend and indemnify a Covered Assignor Person under this Paragraph will apply regardless of whether the third-party claim arises in contract, tort, negligence, strict liability or otherwise, except to the extent of third-party claims that allege the fault or negligence of a Covered Assignor Person.
(d)
In addition to the forgoing, Westlake shall indemnify the Assignor and its respective Covered Assignor Persons with respect to all Damages, as incurred, to the extent resulting from or relating to or arising out of the inaccuracy, nonfulfillment or breach of any representation, warranty, covenant or agreement made by Westlake in this Agreement.
15.
ENTIRE AGREEMENT AND AMENDMENTS

This Agreement, including the exhibits and schedules hereto, constitute the sole and entire agreement of the Parties, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter. Any amendment or modification of this Agreement must be made in writing and must be executed by the Assignor and Westlake.

16.
Notices

All notices hereunder shall be in writing and shall be effective upon personal delivery, facsimile or deposit in the U.S. mail and addressed to address set forth on the last page hereof or such other address of which the Party may designate. Each Party shall properly provide the other with notice of any change in address.

17.
Choice of Law; Venue; Attorneys’ Fees; Waiver of Right to Trial By Jury

This Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws provisions. Any actions or proceedings arising out of this Agreement, including, but not limited to, actions pertaining to the formation, validity, interpretation, or alleged breach of this Agreement shall be brought against the non-filing party in the state and county of the non-filing party. Each Party consents to the jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein. Each Party hereby waives personal service of process. The prevailing Party in any action or proceeding shall be entitled to recover all costs and reasonable attorneys’ fees from the other Party.

THE PARTIES, TO THE MAXIMUM EXTENT PERMISSIBLE BY APPLICABLE LAW, HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION BASED UPON, ARISING UNDER OR IN ANY WAY RELATED TO THE DEALINGS OF THE PARTIES WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. THIS SECTION SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

18.
ANTI-MONEY LAUNDERING AND SUSPICIOUS ACTIVITY

Assignor acknowledged and understands that Westlake is obligated to comply with the provisions of the USA PATRIOT ACT of 2001 (the “Patriot Act”), which includes but is not limited to the requirements of filing Suspicious Activity Reports and establishing a Customer Identification Program. Assignor agrees to reasonably cooperate with Westlake in this regard and shall make available and provide information reasonably requested by Westlake so as to comply with the Patriot Act. Additionally, Assignor agrees to use its commercially reasonable efforts to detect and prevent money laundering and financing of terrorism schemes and to report suspicious activity related to or arising from this Agreement to Westlake and the appropriate agencies, which activities may include detected or attempted fraud and identity theft.

19.
Severability

If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

20.
Advice of Counsel and Interpretation

Each Party represents that it has had the opportunity to discuss this Agreement with legal counsel and it has either discussed this Agreement with legal counsel or have opted not to discuss this Agreement with legal counsel. Each Party also agrees that it shall not deny the validity of this Agreement on the ground that it did not have the advice of legal counsel. Each Party further agrees that any legal rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not apply to the interpretation of this Agreement or any addendum, amendment, or exhibits thereto.

21.
General

This Agreement inures to the benefit of and is binding upon the heirs, legatees, personal representatives, successors and assigns of the Parties. Neither Party may assign its rights or duties without the prior written consent of the other Party, where such consent shall not be unreasonably withheld, delayed, or conditioned. The Parties agree that neither Party is a partner, joint venturer, legal representative, or agent of the other Party or any of its subsidiaries or affiliates. Each Party further agrees that this Agreement is binding on all locations and fictitious business organizations under which such Party may operate. Section titles are for convenience only and are not part of the terms hereof. This Agreement shall create and constitute the continuing obligations of the Parties hereto in accordance with its terms and shall remain in full force and effect until terminated in accordance with its terms; provided, however, that the rights and remedies with respect to (i) any breach of any representation and warranty made by Assignor pursuant to Section 3 and Westlake pursuant to Section 4; (ii) the duty to maintain, appropriate information security programs and measures designed to ensure the security and confidentiality of NPI of Section 11 and the duty of confidentiality of Section 12, and (iii) the indemnification and payment provisions of Section 14 shall be continuing and shall survive any termination of this Agreement. Each Party warrants and represents that its signatory hereto is legally competent in all respects and is authorized to enter into this Agreement on behalf of the Party for which he or she purports to sign. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. The Parties hereby acknowledge and agree that facsimile or electronically-scanned signatures of this Agreement shall have the same force and effect as the original signature.

Signature page follows

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective officers with the intent it be effective as of the Effective Date.

WESTLAKE SERVICES, LLC. NICHOLAS FINANCIAL, INC., a Florida corporation dba WESTLAKE FINANCIAL

By: /s/ Todd Laruffa Name: Todd C. Laruffa Title: Vice President Address: 4751 Wilshire Boulevard, Suite 100 Los Angeles, California 90010 Tel: (323) 900-3293 Fax: (323) 330-8662 Date: 11/13/2023	By: /s/ Michael Rost Name: Michael Rost Title: CEO Address: Tel: Fax: Date: 11/13/2023

NICHOLAS FINANCIAL, INC., a Canadian holding company

By: /s/ Michael Rost Name: Michael Rost Title: CEO Address: Tel: Fax: Date: 11/13/2023